AGREEMENT and PLAN OF MERGER
                                    between
                            FIRSTIER FINANCIAL, INC.
                                      and
                           BANC ONE BETA CORPORATION
                                and joined in by
                              BANC ONE CORPORATION

                     TABLE OF CONTENTS TO MERGER AGREEMENT


                                                                        Page


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

Section  1. Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section  2. Name . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section  3. Business . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section  4. Effective Time of Merger; Articles of Incorporation  . . . .   3
Section  5. Effect of Merger . . . . . . . . . . . . . . . . . . . . . .   4
Section  6. Liabilities upon Merger and Service of Process . . . . . . .   4
Section  7. Conversion of Shares . . . . . . . . . . . . . . . . . . . .   5
Section  8. Board of Directors, Employees and Name Change  . . . . . . .   9
Section  9. Employee Benefits  . . . . . . . . . . . . . . . . . . . . .   9
Section 10. Undertakings of the Parties  . . . . . . . . . . . . . . . .   9
Section 11. Dissenting Shareholders  . . . . . . . . . . . . . . . . . .  17
Section 12. Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 13. Representations and Warranties of BANC ONE . . . . . . . . .  18
Section 14. Representations and Warranties of BANC ONE BETA  . . . . . .  28
Section 15. Representations and Warranties of FIRSTIER . . . . . . . . .  30
Section 16. Action by FIRSTIER Pending Effecting Time  . . . . . . . . .  42
Section 17. Action by BANC ONE Pending Effective Time  . . . . . . . . .  46
Section 18. Conditions to Obligations of BANC ONE and
              BANC ONE BETA  . . . . . . . . . . . . . . . . . . . . . .  47
Section 19. Conditions to Obligations of FIRSTIER  . . . . . . . . . . .  51
Section 20. Conditions to Obligations of All Parties . . . . . . . . . .  53
Section 21. Option to Purchase . . . . . . . . . . . . . . . . . . . . .  54
Section 22. Indemnification  . . . . . . . . . . . . . . . . . . . . . .  55
Section 23. Non-Survival of Representations and Warranties . . . . . . .  58
Section 24. Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  58
Section 25. Assignment . . . . . . . . . . . . . . . . . . . . . . . . .  58
Section 26. Satisfaction of Conditions; Termination  . . . . . . . . . .  58
Section 27. Waivers; Amendments  . . . . . . . . . . . . . . . . . . . .  62
Section 28. Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  63
Section 29. Captions; Counterparts . . . . . . . . . . . . . . . . . . .  63
Section 30. Materiality  . . . . . . . . . . . . . . . . . . . . . . . .  63
Section 31. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .  63

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

EXHIBIT A - FIRSTIER Subsidiaries List
EXHIBIT B - Form of Plan of Merger
EXHIBIT C - Form of Undertaking by Affiliates
EXHIBIT D - Opinion of Counsel for FIRSTIER
EXHIBIT E - Opinion of Counsel for BANC ONE and BANC ONE BETA
EXHIBIT F - Option Agreement


                          AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER dated as of April 19, 1993 (hereinafter called the "Merger Agreement"), between FirsTier Financial, Inc. (hereinafter called "FIRSTIER") and Banc One Beta Corporation (hereinafter called "BANC ONE BETA") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE").

                                  WITNESSETH:

FIRSTIER is a corporation duly organized under the laws of the State of Nebraska. Its principal office is located at 1700 Farnam Street, Omaha, Douglas County, Nebraska. As of December 31, 1992, FIRSTIER had authorized capital stock consisting of 20,000,000 shares of common stock with par value of $5.00 per share ("FIRSTIER Common"), of which a total of 11,449,000 shares were issued and outstanding, not including 137,056 shares of treasury stock owned by FIRSTIER, and 2,000,000 shares of preferred stock with par value of $30.00 per share, of which no shares were issued or outstanding. Except as set forth in Exhibit A hereto, FIRSTIER, or a subsidiary of FIRSTIER, owns, beneficially and of record, all of the issued and outstanding capital stock of the banks and the federal savings bank listed in Exhibit A hereto (the "Banks") and of the corporations listed in Exhibit A hereto (the "Companies"). The Banks and the Companies are hereinafter referred to collectively as "Subsidiaries" and each, sometimes, as a "Subsidiary."

BANC ONE BETA is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. As of the date of this Merger Agreement, BANC ONE BETA had capital stock of $500 divided into 500 shares of common stock with par value of $1.00 per share ("BANC ONE BETA Common"), all of which were issued and outstanding.

BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. As of December 31, 1992 BANC ONE had capital stock of $1,420,108,000, divided into 600,000,000 shares of common stock, without par value ("BANC ONE Common"), 232,081,689 of which shares of BANC ONE Common were issued and outstanding and none of which were shares of treasury stock owned by BANC ONE, and 35,000,000 shares of preferred stock without par value, of which 373,076 were issued and outstanding as Class B Convertible, no par value shares, and 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. As of December 31, 1992, BANC ONE had surplus of $2,695,987,000, undivided profits, including capital reserves, of $1,097,425,000, and total assets of $61,417,364,000.

The respective Boards of Directors of FIRSTIER, BANC ONE BETA, and BANC ONE have each approved this Merger Agreement and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Merger Agreement. This Merger Agreement provides for the merger of BANC ONE BETA with and into FIRSTIER upon the terms and conditions of this Merger Agreement (the "Merger"). FIRSTIER will be the surviving corporation of the Merger. From and after the time the Merger shall become effective as set forth in Section 4 of this Merger Agreement, and as and when required by this Merger Agreement, BANC ONE will issue shares of BANC ONE Common in exchange for all of the issued and outstanding shares of FIRSTIER Common. It is understood by each of the parties hereto that BANC ONE seeks, as a result of the Merger, to acquire FIRSTIER, the Banks and the Companies and all of their respective operating assets and liabilities. Subject to the terms and conditions of this Merger Agreement, all parties will exert their best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger.

In consideration of the premises, FIRSTIER, BANC ONE and BANC ONE BETA hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

 1. Merger. Subject to the terms and conditions hereinafter set forth, BANC ONE BETA shall be merged with and into FIRSTIER pursuant to and in accordance with applicable provisions of the Nebraska Business Corporation Act (the "Nebraska BCA") and the General Corporation Law of the State of Ohio (the "Ohio GCL")

 2. Name. The name of the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) shall be "BANC ONE NEBRASKA CORPORATION."

 3. Business. The business of the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of, the State of Nebraska and shall have its principal office at 1700 Farnam Street, Omaha, Nebraska.

4. Effective Time of Merger; Articles of Incorporation. The Merger shall become effective in accordance with the provisions of Section 1701.81 of the Ohio GCL and Section 21-2075 of the Nebraska BCA, upon the later to occur of (a) completion of the filing of a certificate of merger with the Secretary of State of the State of Ohio, and (b) completion of the filing of articles of merger with the Secretary of State of the State of Nebraska (the "Effective Time").

    Attached to this Merger Agreement as Exhibit B is a Plan of Merger (the "Plan of Merger") containing certain of the terms of this Merger Agreement, which shall be set forth in substantially the form of such Exhibit B (as the "plan of merger" with respect to the Merger referred to in Section 21-2075 and the other applicable provisions of the Nebraska BCA) in the Articles of Merger filed by FIRSTIER and BANC ONE BETA with the Secretary of State of the State of Nebraska in order to make the Merger effective.

    The Articles of Incorporation of FIRSTIER in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of FIRSTIER in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation, except that Article I and Article V of such Articles of Incorporation shall be amended, effective as of the Effective Time, to read in their entirety as follows:

                                       ARTICLE I
                                          Name

         The name of the Corporation is BANC ONE NEBRASKA CORPORATION.

                                       ARTICLE V
                                   Authorized Shares

         The total number of shares which the Corporation shall have authority to issue is 500 shares of Common Stock with par value of $1.00 per share. Each issued and outstanding share of Common Stock will entitle the holder thereof to one vote, except as may otherwise be provided by statute.

 5. Effect of Merger. At the Effective Time, the separate corporate existence of FIRSTIER and BANC ONE BETA, respectively, shall, as provided in applicable provisions of the Ohio GCL and the Nebraska BCA, be merged into and continued in FIRSTIER as the Surviving Corporation, which shall be deemed to be the same corporation as FIRSTIER and BANC ONE BETA. All rights, franchises and interests of FIRSTIER and BANC ONE BETA, respectively, in and to every type of property, real, personal and mixed, and choses in action, shall be transferred to and vested in FIRSTIER as the Surviving Corporation by virtue of the Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by FIRSTIER and BANC ONE BETA, respectively, at the Effective Time, as provided in applicable provisions of the Ohio GCL and the Nebraska BCA.

 6. Liabilities upon Merger; Service of Process. The Surviving Corporation shall be responsible for all of the liabilities of every kind and description of FIRSTIER and BANC ONE BETA existing as of the Effective Time, except as may be specifically provided otherwise in this Merger Agreement.

    The filing of this Merger Agreement with the Secretary of State of the State of Ohio, accompanied by such other documents as are required by the Ohio GCL, shall operate as a consent by the Surviving Corporation that it may be sued and served with process in the State of Ohio in any suit, action or proceeding for the enforcement of any obligation or liability of BANC ONE BETA including any amount payable to any dissenting shareholder; as an irrevocable consent by the Surviving Corporation to service upon and by the Ohio Secretary of State as agent of the Surviving Corporation to accept service of process in any such suit, action or proceeding for the enforcement of any such obligation or liability; and as an appointment by the Surviving Corporation of Thomas B. Fischer, whose address is 1700 Farnam Street, Omaha, Nebraska 68102-2183, as agent of the Surviving Corporation for service of process in any action, suit or proceeding to enforce any such obligation or liability of BANC ONE BETA, to whom the Ohio Secretary of State may mail a copy of any such process served upon the Ohio Secretary of State.

 7. Conversion of Shares.

    (a)  At the Effective Time:

         (i) Each share of FIRSTIER Common that is issued and outstanding immediately prior to the Effective Time, except for shares of FIRSTIER Common subject to the rights of a dissenting shareholder, if any, shall thereupon and without further action be converted into one share of BANC ONE Common subject, however, to (i) the anti-dilution provisions of Section 7(e) of this Merger Agreement,
             (ii) provisions set forth in Section 7(c) with respect to fractional shares and (iii) the provisions of Section 26(d) (the "Exchange Rate").

         (ii) The 500 shares of Common Stock of BANC ONE BETA issued and outstanding immediately prior to the Effective Time shall, thereupon and without further notice, continue to be issued and outstanding shares of common stock of the Surviving Corporation.

         (iii) Any shares of FIRSTIER Common held by FIRSTIER as treasury stock immediately prior to the Effective Time shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

    (b) FIRSTIER's shareholders of record at the Effective Time, for the shares of FIRSTIER Common then held by them, respectively, shall be allocated and be entitled to receive (upon surrender of certificates formerly representing shares of FIRSTIER Common for cancellation) certificates for shares of BANC ONE Common as shall be equal to the number of shares of FIRSTIER Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate.

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of FIRSTIER Common shall, upon surrender of the certificate or certificates representing such FIRSTIER Common, be paid cash, without interest, by BANC ONE for such fractional shares, if any, on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) in The Wall Street Journal for NYSE Composite Transactions. The term "Valuation Period" shall mean the ten consecutive NYSE trading days ending on the eighth NYSE trading day immediately prior to the proposed Effective Time, as designated by BANC ONE pursuant to Section 10(c) of this Merger Agreement.

    (d) As soon as practicable after the Effective Time, and subject to the provisions set forth above relating to fractional shares, BANC ONE will, or will cause BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE to, distribute to the former holders of FIRSTIER Common (or their respective designees) in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of FIRSTIER Common, the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing FIRSTIER Common (other than certificates representing shares of FIRSTIER Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common into which such shares have been converted pursuant to the Exchange Rate except, however, that, until such surrender of a holder's certificate or certificates formerly representing shares of FIRSTIER Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time, to the extent not previously paid to such person, on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. For a period of ninety (90) days following the Effective Time, former shareholders of FIRSTIER shall be entitled to vote at any meeting of BANC ONE shareholders the number of whole shares of BANC ONE Common into which their respective shares of FIRSTIER Common are converted, regardless of whether such holders have exchanged their certificates representing such FIRSTIER Common for certificates representing BANC ONE Common in accordance with this subparagraph (d). In addition, after the Effective Time the holders of certificates formerly representing shares of FIRSTIER Common shall cease to have rights with respect to such shares (except such rights, if any, as holders of certificates representing FIRSTIER Common may have as dissenting shareholders), and, except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common in accordance with this Merger Agreement.

         Certificates formerly representing shares of FIRSTIER Common surrendered for cancellation by each shareholder entitled to exchange shares of FIRSTIER Common for shares of BANC ONE Common by reason of the Merger shall be accompanied by such appropriate, executed letter of transmittal as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of FIRSTIER Common for surrender (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common (and any fractional share payment) which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of FIRSTIER Common.

    (e) If prior to the Effective Time, (i) FIRSTIER shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine FIRSTIER Common or declare a dividend, or make a distribution, on FIRSTIER Common in any security convertible into FIRSTIER Common or
         (ii) BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend, or make a distribution, on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate. If, prior to the Effective Time, BANC ONE shall declare an extraordinary or special cash dividend (which shall not include BANC ONE's quarterly cash dividend) or a dividend other than a stock dividend or other distribution for which an adjustment is made in the Exchange Rate pursuant to clause (ii) of the preceding sentence, then, to the extent such dividend is not paid or payable by BANC ONE to the holders of FIRSTIER Common as of the Effective Time, the Exchange Rate shall be adjusted (the "Adjusted Exchange Rate") to be equal to the quotient of
         (x) the Exchange Rate (as adjusted pursuant to the first sentence of this Section (e) as of the date of such calculation, if such adjustment is applicable) multiplied by the average of the daily reported closing prices of BANC ONE Common as reported on the NYSE for the ten trading days prior to the day of the announcement of such dividend by BANC ONE (the "announcement date"), divided by (y) the average of the daily reported closing prices of BANC ONE Common as reported on the NYSE for the ten trading days after the announcement date.

 8. Board of Directors, Employees and Name Changes. The directors of FIRSTIER immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation immediately following the Effective Time and until the next annual meeting of shareholders at which their respective successors are elected and qualified. The officers and employees of the Surviving Corporation immediately following the Effective Time shall be the officers and employees of FIRSTIER immediately before the Effective Time with each such person to hold the same office in the Surviving Corporation as held by such person in FIRSTIER. The directors, officers and employees of the Subsidiaries immediately following the Effective Time shall be the officers and employees of the respective Subsidiaries immediately before the Effective Time.

    FIRSTIER will cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals (subject to the fiduciary duties of its Board of Directors) and will use its best efforts to take such other steps as are appropriate and necessary to effect changes in the name of each of the Subsidiaries to include the words "BANK ONE" or "BANC ONE" so that such name changes will become effective at the Effective Time.

 9. Employee Benefits. Following the Effective Time, the employee benefit programs to be available and applicable to the employees of FIRSTIER and the Subsidiaries shall be as described in and governed by a Letter Agreement dated April 19, 1993, pertaining to benefits between FIRSTIER and BANC ONE (the "Benefits Agreement").

10. Undertakings of the Parties. FIRSTIER, BANC ONE BETA and BANC ONE further agree as follows:

    (a) This Merger Agreement shall be submitted to the shareholders of FIRSTIER for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-laws of FIRSTIER. Such shareholders' meeting will be scheduled to be held at a time mutually acceptable to FIRSTIER and BANC ONE approximately 30 days following the mailing by FIRSTIER of its proxy statement to its shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission as provided in Section 10(d). FIRSTIER and BANC ONE will cooperate with each other in order to facilitate the preparation, filing and clearance of the registration statement and the proxy statement under Federal and State securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

    (b) BANC ONE will promptly prepare and file an application (believed in good faith by BANC ONE to be substantially complete in form and substance) to the Board of Governors of the Federal Reserve System (the "Board") under appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, (ii) if necessary, to the Office of Thrift Supervision ("OTS") under the appropriate provisions of Section 10 of the Home Owners' Loan Act, as amended, and (iii), if necessary, to the Director of the Nebraska Banking and Finance Department (the "Nebraska Department"), for prior approval of the Merger or the proposed acquisition of FIRSTIER and/or one of more of the Subsidiaries by BANC ONE. FIRSTIER will furnish BANC ONE such information, appropriate representations and documents as may be reasonably requested by BANC ONE in connection therewith. BANC ONE will use its best efforts to cause such applications to be approved by the Board, the OTS and the Nebraska Department, respectively, as applicable, and to obtain such other regulatory consents and approvals as may be necessary to facilitate the Merger, in each case as soon as possible, and will promptly provide FIRSTIER with copies of all such applications together with correspondence to or from any such regulators related thereto.

    (c) After receipt of the Board's prior approval of BANC ONE's acquisition of FIRSTIER, after approval of the acquisition and, if required, by the OTS and/or the Nebraska Department, and after the approval of the shareholders of FIRSTIER, as provided in Section 10(a), BANC ONE shall designate the date as of which BANC ONE desires the Merger to become effective and the Effective Time shall occur at the time and on the date so designated, subject to Section 26 of this Merger Agreement.
         In no event will the date designated by BANC ONE as the Effective Time be sooner than the day following the day on which all approvals of the Board, the OTS and the Nebraska Department have been received and any required waiting periods with respect thereto have expired, nor will the date designated by BANC ONE as the Effective Time be later than 31 days following the date at which all approvals of the Board, the OTS and the Nebraska Department have been received and any required waiting periods with respect thereto have expired; provided further, however, that no party may terminate this Merger Agreement by reason of the provisions of Section 26(b)(iii) of this Merger Agreement during the period beginning with the date on which the approvals of the Board, the OTS and the Nebraska Department have been received and any mandatory waiting periods associated therewith have expired and ending on the 31st day following such beginning date.

    (d) BANC ONE will promptly prepare and file with the Securities and Exchange Commission and use its best efforts to cause to become effective as soon as possible, a registration statement, including the related prospectus, and including the proxy statement referred to in
         Section 10(a) above (the "Proxy Statement"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the issuance of BANC ONE Common in the Merger as contemplated by this Merger Agreement. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). BANC ONE shall use its best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the Securities and Exchange Commission, that suspends or would suspend the effectiveness of the registration statement, BANC ONE shall use its best efforts to promptly remove, or cause not to be issued, any such stop order.

    (e) BANC ONE and/or BANC ONE BETA will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement,
         (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of the applications to the Board, the OTS and the Nebraska Department and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger Agreement, and (iii) all legal and other expenses, if any, incurred in connection with the registration of BANC ONE Common under Federal and state securities laws. The expenses to be assumed and paid by BANC ONE and/or BANC ONE BETA shall not include any legal or other expenses incurred by FIRSTIER in the negotiation of this Merger Agreement, the examination or review of documents for its own benefit, in connection with its own corporate proceedings or to Morgan Stanley & Co. for services rendered on its behalf. BANC ONE will pay the expenses of reproducing the Proxy Statement. FIRSTIER shall be responsible for its legal and accounting fees associated with the Proxy Statement, including the expenses and fees to Morgan Stanley & Co. with respect to any opinion expressed with respect to the fairness of the Exchange Rate to the holders of FIRSTIER Common.

    (f) All information furnished by or on behalf of FIRSTIER to BANC ONE or any of its representatives in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) will be kept confidential by BANC ONE in accordance with the terms of the Confidentiality Agreement dated February 26, 1993 (the "Confidentiality Agreement") between BANC ONE and FIRSTIER. All information furnished by BANC ONE to FIRSTIER (whether before or after the date of this Merger Agreement) and the transactions contemplated hereby which is regarded by such furnishing party as confidential (and is so designated not later than the time of delivery or the date of this Merger Agreement) will be kept confidential by FIRSTIER and will be used by FIRSTIER and its directors, officers, employees and representatives of its advisors only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for FIRSTIER, required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, the OTS, the Nebraska Department or any other governmental agency or authority.

    (g) BANC ONE will provide FIRSTIER with copies of all filings made by BANC ONE with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1933 Act and the respective rules and regulations of said Commission thereunder reasonably in advance of making such filings, will provide FIRSTIER and its counsel a reasonable opportunity to comment on such filings and regulatory applications and will give due consideration to any comments of FIRSTIER and its counsel before making any such filing or application; and BANC ONE will provide FIRSTIER with copies of all such filings and applications at the time filed if such filings and applications are made at any time prior to the Effective Time.

    (h) BANC ONE and BANC ONE BETA will furnish to FIRSTIER all information concerning BANC ONE and BANC ONE BETA reasonably required by FIRSTIER in connection with the preparation of proxy solicitation materials for use in soliciting proxies in connection with the meeting of FIRSTIER's shareholders called for the purpose of voting on the Merger and will promptly advise FIRSTIER if BANC ONE determines that any of such information is or becomes false or misleading in any material respect. FIRSTIER will furnish to BANC ONE all information concerning FIRSTIER and the Subsidiaries reasonably required by BANC ONE in connection with BANC ONE's preparation of the registration statement (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares to be issued in the Merger and will promptly advise BANC ONE if FIRSTIER determines that any such information is or becomes false or misleading in any material respect.

    (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by FIRSTIER or BANC ONE unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

    (j) BANC ONE has voted all the shares of BANC ONE BETA to approve and adopt the proposal to merge BANC ONE BETA with FIRSTIER by means of a unanimous written consent of BANC ONE BETA shareholders adopted in lieu of a meeting to approve the Merger and approve this Merger Agreement.

    (k) For not less than the two-year period immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the Securities and Exchange Commission under the 1933 Act.

    (l) BANC ONE will vote any shares of FIRSTIER Common held by it or any of its subsidiaries to approve and adopt this Merger Agreement and the Merger at a meeting of the FIRSTIER shareholders held to approve the Merger and adopt this Merger Agreement; provided, however, that a subsidiary of BANC ONE shall not be required to vote in favor of the transactions if, in the judgment of the subsidiary, such vote would violate a fiduciary duty or exceed the subsidiary's authority pursuant to an agreement with a third party.

    (m) Each of BANC ONE, BANC ONE BETA and FIRSTIER will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

    (n) FIRSTIER will use its best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and FIRSTIER, is at the Effective Time or was, at the time of FIRSTIER's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of FIRSTIER (as that term is used in Rules 144 and 145 promulgated by the Securities and Exchange Commission under the 1933 Act), to execute and deliver to BANC ONE the written undertakings in the form attached hereto as Exhibit C.

    (o) BANC ONE will initiate a pre-acquisition investigation and review of the books, records and facilities of FIRSTIER and its Subsidiaries and will complete such pre-acquisition investigation as soon as reasonably possible but, in no event, not more than 60 days after the date of this Merger Agreement. BANC ONE shall advise FIRSTIER at the conclusion of such pre-acquisition investigation of all matters then known to BANC ONE which are either (i) inconsistent in any material and adverse respect with any of the representations and warranties of FIRSTIER contained in this Merger Agreement or (ii), in the reasonable judgment of the Board of Directors of BANC ONE, either are (x) of such significance as to materially and adversely affect the financial condition or the results of operations of FIRSTIER and the Subsidiaries on a consolidated basis or (y) deviate materially and adversely from FIRSTIER's audited financial statements for the year ended December 31, 1992. BANC ONE shall have the right to terminate this Merger Agreement as set forth in Section 26(c).

    (p) In addition to BANC ONE's pre-acquisition investigation of FIRSTIER, BANC ONE and FIRSTIER shall each provide the other with adequate opportunity to conduct such further reviews and examinations of the business, properties and conditions (financial and otherwise) of the other as BANC ONE and FIRSTIER, respectively, shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of the party being reviewed.

    (q) BANC ONE will use its reasonable best efforts to cause the shares of BANC ONE Common to be issued to the shareholders of FIRSTIER pursuant to this Merger Agreement to be listed on the NYSE as of the Effective Time.

    (r) Prior to the Effective Time, BANC ONE will file with the Securities and Exchange Commission and use its reasonable best efforts to cause to become effective not later than the Effective Time, a registration statement on Form S-8 or other appropriate form to register with the Securities and Exchange Commission the shares of BANC ONE Common which may be issued to individuals upon the exercise of stock options and/or other stock-related benefits assumed by BANC ONE pursuant to the Benefits Agreement and will use its reasonable best efforts to cause such registration statement to remain in effect until the exercise or expiration of all such options and/or other stock-related benefits. BANC ONE shall use its reasonable best efforts to have the shares of BANC ONE Common which may be issued upon the exercise of such options qualified or exempted from qualification from all applicable state securities laws.

11. Dissenting Shareholders. If any shareholders of FIRSTIER Common who do not vote their shares in favor of the Merger are entitled to dissenters' rights under the Nebraska BCA, and if any such shareholders perfect applicable dissenters' rights, if any, such shareholders will be entitled to dissenters or appraisal rights, if any, under the Nebraska BCA.

12. Tax Opinion. BANC ONE and FIRSTIER shall use their respective best efforts to obtain from Sullivan & Cromwell a written opinion addressed to FIRSTIER and BANC ONE, that based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement:

    (a) The statutory Merger of BANC ONE BETA with and into FIRSTIER will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code;

    (b) No gain or loss will be recognized by BANC ONE or FIRSTIER as a consequence of the transactions herein contemplated;

    (c) No gain or loss will be recognized to the shareholders of FIRSTIER on the exchange of their shares of FIRSTIER Common for shares of BANC ONE Common (disregarding for this purpose any cash received pursuant to the exercise of statutory dissenters' rights or for fractional share interests to which they may be entitled);

    (d) The Federal income tax basis of the BANC ONE Common received by the shareholders of FIRSTIER Common for their shares of FIRSTIER Common will be the same as the Federal income tax basis of the FIRSTIER Common surrendered in exchange therefor (reduced by any amount allocated to fractional share interests for which cash is received); and

    (e) The holding period of the BANC ONE Common received by a shareholder of FIRSTIER will include the period for which the FIRSTIER Common exchanged therefor was held, provided the exchanged FIRSTIER Common was held as a capital asset by such shareholder on the date of the exchange.

    In rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of BANC ONE, BANC ONE BETA and FIRSTIER.

13. Representations and Warranties of BANC ONE. BANC ONE represents and warrants to FIRSTIER that, except as set forth in BANC ONE's disclosure letter to FIRSTIER dated April 19, 1993 (the "BANC ONE Disclosure Letter"), or as otherwise indicated below:

    (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than any such effect attributable to or resulting from regulatory matters affecting similarly situated banks or attributable to or resulting from general economic conditions or on the ability of such party to consummate the transactions contemplated hereby (a "Material Adverse Effect"), and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANC ONE is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE. As of December 31, 1992, the authorized capital stock of BANC ONE consisted of (i) 600,000,000 shares of common stock without par value, of which a total of 1,420,108,000 shares were issued and outstanding and none of which were shares held by BANC ONE as treasury stock and (ii) 35,000,000 shares of preferred stock without par value, of which 373,076 shares were issued and outstanding as Class B Convertible, no par value shares, and 5,000,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Subject only to obtaining the required regulatory approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law.

    (b) BANC ONE has furnished to FIRSTIER copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries:
         the audited Consolidated Balance Sheets of BANC ONE as at December 31, 1992 and 1991 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Coopers & Lybrand, BANC ONE's independent auditors. Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1992, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a Material Adverse Effect. Since December 31, 1992, BANC ONE has issued approximately 26,747,000 additional shares of BANC ONE Common.

    (c) The Boards of Directors of BANC ONE and BANC ONE BETA have duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by this Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE and BANC ONE BETA have all requisite power and authority to enter into this Merger Agreement and BANC ONE and BANC ONE BETA have the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding and enforceable obligation of each of BANC ONE and BANC ONE BETA and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANC ONE and BANC ONE BETA by all requisite corporate action. Provided the required approvals are obtained from the Board, the OTS and the Nebraska Department, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE or BANC ONE BETA is subject, any contract, agreement or instrument to which BANC ONE or BANC ONE BETA is a party or by which BANC ONE or BANC ONE BETA is bound or committed, or the Articles of Incorporation or Regulations of BANC ONE or the Articles of Incorporation or By-laws of BANC ONE BETA, or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or BANC ONE BETA or upon any of the stock of BANC ONE or BANC ONE BETA or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have any Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the December 31, 1992 Consolidated Balance Sheet of BANC ONE is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of December 31, 1992.

    (e) Except as disclosed in the financial statements referred to in Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of BANC ONE and its executive officers, overtly threatened, against or affecting BANC ONE or any of its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a Material Adverse Effect or materially impair its ability, or that of BANC ONE BETA, to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of BANC ONE and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE based upon the wrongful action or inaction of BANC ONE or its subsidiaries or any of their respective officers, directors or employees.

    (f) At the Effective Time and on such subsequent dates when the former shareholders of FIRSTIER surrender their FIRSTIER share certificates for cancellation, the shares of BANC ONE Common to be issued to former shareholders of FIRSTIER will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights.

    (g) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible which they purport to own, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Balance Sheet as of December 31, 1992 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1992). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a Material Adverse Effect. BANC ONE and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by BANC ONE and its subsidiaries, except for the limitations set forth in the BANC ONE Disclosure Letter. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a Material Adverse Effect.

    (h) To the best of the knowledge after due inquiry of BANC ONE and its executive officers, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom have not had and will not have a Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of BANC ONE's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a Material Adverse Effect.

    (i) BANC ONE and BANC ONE BETA have not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

    (j) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE other than a multiemployer plan (hereinafter referred to collectively as the "plans") which purports to be a qualified plan under Section 401(a) of the Internal Revenue Code is so qualified. All of the plans which constitute employee benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. BANC ONE has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in
         Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the present value of accrued benefits liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans as of the most recent plan valuation date, as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

    (k) Except where the failure to file would not have a Material Adverse Effect on BANC ONE and its subsidiaries, BANC ONE and/or its subsidiaries have duly filed all federal, state, local or other income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof. All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) or claimed to be due to any federal, state, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect BANC ONE and its subsidiaries, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC ONE and its subsidiaries have paid or made adequate provision in their financial statements or their books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

    (l) BANC ONE has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to BANC ONE.

    (m) Neither the Proxy Statement nor the related registration statement nor any amendment or supplement thereto that is filed with the Securities and Exchange Commission in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied by FIRSTIER for inclusion in the Proxy Statement and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the Securities and Exchange Commission in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

    (n) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANC ONE's knowledge, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a Material Adverse Effect.

    (o) To the actual knowledge of BANC ONE and its executive officers: (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Resource Conservation and Re-covery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. Sections 1251 et seq. ("CWA"), or the Clean Air Act,
         42 U.S.C. Sections 7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment (collectively "Release");
         (iii) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person;
         (iv) BANC ONE and its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (p) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their businesses including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) will finalize action plans for automatic teller machines ("ATMs") upon clarification by the Architectural and Transportation Barriers Compliance Board ("ATBCB");
         (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE Facilities in such action plans so that BANC ONE Barrier removal will be complete on January 26, 1992 or as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of BANC ONE's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (q) The statements made in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

14. Representations and Warranties of BANC ONE BETA. BANC ONE BETA represents and warrants to FIRSTIER that, except as set forth in the BANC ONE Disclosure Letter, and except as otherwise indicated below:

    (a) BANC ONE BETA is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio and is qualified to do business and is in good standing in the State of Ohio together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a Material Adverse Effect and BANC ONE BETA has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. The authorized capital stock of BANC ONE BETA is 500 shares of Common Stock with par value of $1.00 per share, all of which are issued and outstanding and owned by BANC ONE free and clear of all liens, security interests or other encumbrances. BANC ONE BETA has no subsidiaries.

    (b) The Board of Directors of BANC ONE BETA has duly authorized execution of this Merger Agreement and approved the acquisition of FIRSTIER as contemplated by said Merger Agreement. BANC ONE, the sole shareholder of BANC ONE BETA, has voted all the shares of BANC ONE BETA to approve the Merger and adopt this Merger Agreement. BANC ONE BETA has all requisite power and authority to enter into this Merger Agreement and has the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of BANC ONE BETA and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of BANC ONE BETA by all requisite corporate action. Provided the required approvals are obtained from the Board, the OTS and the Nebraska Department, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE BETA may be subject, any contract, agreement or instrument to which BANC ONE BETA is a party or by which BANC ONE BETA is bound or committed, or the Articles of Incorporation, Regulations or By-laws of BANC ONE BETA, or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE BETA's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE BETA or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby.

15. Representations and Warranties of FIRSTIER. FIRSTIER represents and warrants to BANC ONE that, except as set forth in FIRSTIER's disclosure letter to BANC ONE dated April 19, 1993 (the "FIRSTIER Disclosure Letter"), or as otherwise indicated below:

    (a) FIRSTIER is a corporation duly organized and validly existing in good standing under the laws of the State of Nebraska, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Nebraska, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a Material Adverse Effect, and FIRSTIER has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its Subsidiaries. FIRSTIER is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of FIRSTIER. As of December 31, 1992, the authorized capital stock of FIRSTIER consisted of 20,000,000 shares of FIRSTIER Common, of which 11,449,000 shares were issued and outstanding, not including 137,056 shares of treasury stock owned by FIRSTIER, and 2,000,000 shares of Preferred Stock, none of which were issued and outstanding. All of the issued and outstanding shares of FIRSTIER Common are duly authorized, validly issued, fully paid and nonassessable and none are issued in violation of the preemptive rights of any shareholder. There are no outstanding options, phantom stock units, stock appreciation rights, warrants or commitments of any kind related to FIRSTIER's capital stock except for
         (i) the option to be granted to BANC ONE pursuant to Section 21 of this Merger Agreement, (ii) outstanding stock options which have been granted related to the purchase of not more than 401,304 shares of FIRSTIER Common pursuant to the FIRSTIER 1989 Omnibus Equity Plan (hereinafter referred to as the "Option Plan"), (iii) 63,600 phantom stock units granted pursuant to the Option Plan, which phantom stock units provide only for a cash award, and (iv) the rights (the "FIRSTIER Rights") issued pursuant to a Rights Agreement, dated as of February 17, 1992 (the "FIRSTIER Rights Agreement"), between FIRSTIER and NBD Bank, N.A., as Rights Agent.

    (b) FIRSTIER has furnished to BANC ONE copies of the following financial statements relating to FIRSTIER and the Subsidiaries on a consolidated basis: the audited Consolidated Balance Sheet of FIRSTIER as at December 31, 1992 and 1991, and the Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Arthur Andersen (in the case of the financial statements for the year ended December 31, 1992) and KPMG Peat Marwick (in the case of the financial statements for the year ended December 31, 1991), each Certified Public Accountants.
         Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of FIRSTIER as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1992, there has not been any change in the financial condition, results of operations or business of FIRSTIER and the Subsidiaries that has had a Material Adverse Effect. As of the date of this Merger Agreement, 11,581,444 shares of FIRSTIER Common are issued, including 118,506 shares of FIRSTIER Common held by FIRSTIER as treasury shares.

    (c) The Board of Directors of FIRSTIER has duly authorized execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and, subject to the fiduciary duties of its Board of Directors, will recommended it to the FIRSTIER shareholders for adoption. Except as may be set forth in attached Exhibit A, FIRSTIER and/or one or more of its Subsidiaries own beneficially and of record all of the outstanding shares of the Subsidiaries. Subject to the approval by the shareholders of FIRSTIER, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of FIRSTIER and FIRSTIER has all requisite power and authority to enter into this Merger Agreement and FIRSTIER has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which FIRSTIER is subject, any contract, agreement or instrument to which FIRSTIER is a party or by which FIRSTIER is bound or committed, or the Articles of Incorporation or By-Laws of FIRSTIER, or constitute an event which with the lapse of time or action by a third party, could, to the best of FIRSTIER's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of FIRSTIER or upon any of FIRSTIER's capital stock; except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have a Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the December 31, 1992 Consolidated Balance Sheet of FIRSTIER and its Subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of December 31, 1992.

    (e) Except as disclosed in the financial statements referred to in Section 15(b), there is no other litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of FIRSTIER and its executive officers, overtly threatened, against or affecting FIRSTIER or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of FIRSTIER or its Subsidiaries and, if so resolved, would have a Material Adverse Effect or materially impair its ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of FIRSTIER and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against FIRSTIER based upon the wrongful action or inaction of FIRSTIER or any of its Subsidiaries or any of their respective officers, directors or employees.

    (f) FIRSTIER and its Subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of the Subsidiaries and all other assets and properties reflected in FIRSTIER's Balance Sheet as of December 31, 1992 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1992). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a Material Adverse Effect. FIRSTIER and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by FIRSTIER and its Subsidiaries, except for the limitations set forth in the FIRSTIER Disclosure Letter. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a Material Adverse Effect.

    (g) To the best of the knowledge after due inquiry of FIRSTIER and its executive officers, FIRSTIER and its Subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom have not had and will not have a Material Adverse Effect. Neither FIRSTIER nor any of its Subsidiaries is in default under, and no event has occurred which, to the best of FIRSTIER's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case when the default has had or is likely to have a Material Adverse Effect.

    (h) FIRSTIER has not, since December 31, 1992 to the date hereof (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock other than in connection with the exercise of stock options; (ii) granted any option, phantom stock unit, stock appreciate right for or related to the purchase of capital stock (other than the Option granted to BANC ONE pursuant to Section 21 of this Merger Agreement); (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 16(a) (including declaration and payment of its regular quarterly dividend for the first quarter of 1993) hereof or as incurred in carrying out the transactions contemplated by this Merger Agreement, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) any of its material assets or properties; (v) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in its financial statements as of December 31, 1992, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vi) sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, except in connection with implementation of a thrift plan, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect or waived any rights of value which, in the aggregate, have had a Material Adverse Effect; (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Merger Agreement.

    (i) Except as set forth in the FIRSTIER Document List (the "FIRSTIER Document List") attached to the FIRSTIER Disclosure Letter, neither FIRSTIER nor any of its Subsidiaries is a party to or bound by any written or oral (i) employment or consulting contract which is not terminable by FIRSTIER or its Subsidiaries on 60 days or less notice,
         (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other material contracts as defined by the instructions to Exhibit 10 under Item 601 of Securities and Exchange Commission Regulation S-K. All such pension, stock bonus, profit-sharing, retirement, health and welfare plans (other than any multiemployer plans) set forth in the FIRSTIER Document List are hereinafter referred to collectively as the "plans." Those plans intended to be qualified plans under Section 401(a) of the Internal Revenue Code are so qualified. All of the plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered. FIRSTIER has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, would result or have resulted in liability under Title IV of ERISA or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans and which could reasonably be expected to result in any material liability of FIRSTIER or any Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the present value of the benefits liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans as of the most recent plan valuation date, as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation). There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of FIRSTIER or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

    (j) Except where the failure to file would not have a Material Adverse Effect on FIRSTIER and its Subsidiaries, FIRSTIER and/or its Subsidiaries have duly filed all federal, state, local or other income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by FIRSTIER or its Subsidiaries up to the date hereof. FIRSTIER has made available to BANC ONE a copy of its Federal income tax return for the year 1991 and undertakes to make available and provide upon request to BANC ONE a copy of its Federal income tax return for the year 1992 when the same becomes available. All of the foregoing returns are true and correct in all material respects, and FIRSTIER and its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due (except to the extent the same are contested in good faith and, if material, summarized in the FIRSTIER Disclosure Letter) or claimed to be due to any federal, state, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect FIRSTIER and its Subsidiaries, except for those being contested in good faith and summarized in the FIRSTIER Disclosure Letter. FIRSTIER and its Subsidiaries have paid or made adequate provision in their financial statements or their books and records for all taxes payable in respect of all periods ending on or before the date hereof. FIRSTIER and its Subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of FIRSTIER as of the Effective Time or are being contested in good faith and have, if material, been summarized in the FIRSTIER Disclosure Letter.

    (k) FIRSTIER has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to FIRSTIER.

    (l) FIRSTIER has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby except for fees to Morgan Stanley & Co. Incorporated to be determined in accordance with the terms of an engagement letter dated February 17, 1993, which is annexed as an exhibit to the FIRSTIER Disclosure Letter.

    (m) FIRSTIER has annexed to the FIRSTIER Disclosure Letter a "loan quality report" (the "FIRSTIER Loan Schedule") for FIRSTIER's Subsidiaries. Except as specifically noted on the FIRSTIER Loan Schedule, no Subsidiary is, as of the date hereof, a party to any written or oral
         (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is over 90 days delinquent in payment of principal or interest; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by FIRSTIER, a Subsidiary or banking regulator; or, (iii) to the best of FIRSTIER's knowledge, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of FIRSTIER's knowledge after due inquiry, have a Material Adverse Effect.

    (n) None of the information provided by FIRSTIER to BANC ONE for inclusion in the Proxy Statement or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement that is filed with the Securities and Exchange Commission in connection with the meeting of the shareholders of FIRSTIER will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

    (o) FIRSTIER has annexed a contracts schedule (the "FIRSTIER Contracts Schedule") to the FIRSTIER Disclosure Letter setting forth certain material contracts, including credit agreements, on which FIRSTIER or any of the Subsidiaries is the obligor, maker, issuer or guarantor, other than any contracts that have been included as an Exhibit to FIRSTIER's Annual Report on Form 10-K for the year ended December 31, 1992. Except as specifically disclosed on the FIRSTIER Contracts Schedule, neither FIRSTIER nor any Subsidiary is a party to any material contract and/or any material credit agreement as obligor, maker, issuer or guarantor and which contract or agreement contains covenants which make the acquisition of FIRSTIER or any Subsidiary by or Merger with another entity a condition of default or acceleration.

    (p) Attached hereto as Exhibit A is FIRSTIER's Subsidiaries List which sets forth the complete legal name of each Subsidiary, a designation of the laws under which each is incorporated, the activities conducted by each entity and the regulatory approvals, if any, requested and/or obtained by FIRSTIER or such entities in connection with the acquisition of each such entity and/or regulatory approvals received by such entity necessary to engage in such activities. Except as set forth in Exhibit A, FIRSTIER has no subsidiaries. Each of the Subsidiaries is a corporation or similar entity duly organized and validly existing in good standing under the laws of the United States or the state of its incorporation and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it where the failure to so qualify (together with all such failures) would have a Material Adverse Effect. Except as set forth on Exhibit A, FIRSTIER owns all the outstanding shares of capital stock of each Subsidiary, which stock is fully paid and non-assessable. Neither FIRSTIER nor any Subsidiary is a party to any partnership or joint venture except as may be set forth and described in Exhibit A.

    (q) No employee of FIRSTIER or a Subsidiary is represented, for purposes of collective bargaining, by a labor organization of any type. FIRSTIER is unaware of any efforts during the past five years to unionize or organize any employees of FIRSTIER or the Subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of FIRSTIER's knowledge, threatened against FIRSTIER or any Subsidiary, which claim has had or is reasonably likely to have a Material Adverse Effect.

    (r) To the actual knowledge of FIRSTIER and its executive officers: (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by FIRSTIER or any Subsidiary, CERCLA or any other Environmental Laws;
         (ii) neither FIRSTIER nor any Subsidiary is responsible in any material respect under any Environmental Law for any Release by any person at or in the vicinity of any real property of any Contaminant, including without limitation by spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such Contaminant into the environment;
         (iii) neither FIRSTIER nor any Subsidiary is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person;
         (iv) FIRSTIER and each Subsidiary is, in all material respects, in compliance with all applicable Environmental Laws; and (v) no real property owned or used by FIRSTIER or any Subsidiary contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) is reasonably likely to require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (s) FIRSTIER and/or the Subsidiaries (i) have surveyed the facilities where FIRSTIER and the Bank conduct their businesses including, without limitation, ATMs (collectively, the "FIRSTIER Facilities") for compliance with ADA; (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing FIRSTIER Facilities (collectively, the "FIRSTIER Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) will finalize action plans for ATMs upon clarification by the ATBCB; (iv) have developed or will develop schedules for FIRSTIER Barrier removal from FIRSTIER Facilities in such action plans so that FIRSTIER Barrier removal will be complete on January 26, 1992 or as soon as practicable thereafter; and (v) have removed all FIRSTIER Barriers in FIRSTIER Facilities or will cause all FIRSTIER Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to FIRSTIER Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by FIRSTIER and the Subsidiaries comply with ADA and ADAAG. To the best of FIRSTIER's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against FIRSTIER and/or the Subsidiaries in connection with FIRSTIER Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (t) The statements made in the FIRSTIER Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of FIRSTIER under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the FIRSTIER Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

    (u) FIRSTIER has taken all necessary action to exempt the Merger and other transactions comtemplated by this Merger Agreement from Sections 21-2451 and 21-2452 of the Nebraska Shareholders Protection Act.

    (v) FIRSTIER has taken all action so that the entering into of this Merger Agreement and the consummation of the Merger, as contemplated hereby, do not and will not result in the grant of any rights to any person under the FIRSTIER Rights Agreement or enable or require the FIRSTIER Rights to be exercised, distributed or triggered.

16. Action by FIRSTIER Pending Effective Time. FIRSTIER agrees that from the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except as stated in FIRSTIER's Disclosure Letter and except with prior written permission of BANC ONE, which, in any case covered by Section 16(d) hereof, shall not be unreasonably withheld:

    (a) Beginning with the second calendar quarter of 1993 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Time shall occur, FIRSTIER

         (i) will not declare or pay any dividends or make any distributions on shares of FIRSTIER Common, except cash dividends which shall be equal to either: (a) $0.20 per share per quarter for each of the second and third quarters of 1993 and $0.23 per quarter for the fourth quarter of 1993 and for each subsequent quarter or (b) that amount per share per quarter calculated by multiplying the amount paid by BANC ONE on each share of BANC ONE Common for such quarter times the Exchange Rate;

         (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on its FIRSTIER Common in the quarter in which the Effective Time shall occur and in which the shareholders of FIRSTIER Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of FIRSTIER Common have been converted. It is the intent of this part (ii) to provide that the holders of FIRSTIER Common will receive either the payment of cash dividends on their shares of FIRSTIER Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of FIRSTIER Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of FIRSTIER and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of FIRSTIER Common. In the event that FIRSTIER does not declare and pay cash dividends on its FIRSTIER Common in a particular calendar quarter because of FIRSTIER's reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of FIRSTIER Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of FIRSTIER Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, FIRSTIER shall be entitled to declare and pay a cash dividend (within the limitations of this Section 16) on said shares of FIRSTIER Common for said calendar quarter as soon as reasonably practicable.

         The declaration of any dividends within the limitations of this paragraph shall remain within the discretion of the Board of Directors of FIRSTIER.

    (b) FIRSTIER will not issue, sell, grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for or related to or acquire for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization except as related to (i) the option to be granted to BANC ONE pursuant to Section 21 of this Merger Agreement, (ii) the outstanding stock options which have been granted related to the purchase of not more than 401,304 shares of FIRSTIER Common pursuant to FIRSTIER's existing option and benefit plans and (iii) the grant of options on or after May 19, 1993 for not more than 50,000 shares of FIRSTIER Common and the issuance of shares by FIRSTIER Common upon the exercise of such options pursuant to FIRSTIER's existing option and benefit plans; provided, however, that the exercise price of any options issued pursuant to subclause (iii) shall not be less than the closing trade price of FIRSTIER Common as reported on the National Association of Securities Dealers Automated Quotation System National Market System as of the date of grant thereof.

    (c) Except as otherwise set forth in or contemplated by this Merger Agreement, FIRSTIER will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

    (d) Neither FIRSTIER nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its or the Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches and such other facilities or any capital expenditures for any purpose); or (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person; provided, however, that, notwithstanding anything in this Agreement to the contrary, (A) FIRSTIER may repay, refinance or take such other actions as it reasonably deems to be necessary with respect to the contracts referred to in Section 18(g); (B) FIRSTIER shall be permitted to effect the merger of FirsTier Savings Bank, F.S.B. with and into FirsTier Bank, National Association, Omaha; and (C) FIRSTIER may make such payments to its principal corporate officers, its Chief Executive Officer and/or its Chief Operating Officer as permitted pursuant to the Benefits Agreement.

    (e) FIRSTIER will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in by KPMG Peat Marwick, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of FIRSTIER's Federal income tax returns for the taxable years ending December 31, 1991 and 1992, except as required by changes in law.

    (f) FIRSTIER will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of FIRSTIER and its Subsidiaries and will furnish to BANC ONE such information with respect to the assets and business of FIRSTIER and its Subsidiaries as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (g) FIRSTIER will promptly advise BANC ONE in writing of all material corporate actions taken by the directors and shareholders of FIRSTIER, furnish BANC ONE with copies of all monthly and other interim financial statements of FIRSTIER as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the opinion of FIRSTIER may have a Material Adverse Effect.

    (h) FIRSTIER, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of FIRSTIER or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FIRSTIER and/or its Subsidiaries for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that FIRSTIER may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

17. Action by BANC ONE Pending Effective Time. BANC ONE agrees that from the date of this Agreement until the Effective Time, except as stated in BANC ONE's Disclosure Letter and except with prior written permission of
    FIRSTIER:

    (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify the BANC ONE Common.

    (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

    (c) BANC ONE will not change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANC ONE for the taxable years ending December 31, 1991 and 1992, except as required by changes in law.

    (d) BANC ONE will afford FIRSTIER, its officers and other authorized representatives, such access to all books, records, bank examination reports, tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to FIRSTIER such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as FIRSTIER may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (e) BANC ONE will not, and will cause its subsidiaries not to, make or agree to make any acquisition, or take any other action, that adversely affects its ability or the ability of BANC ONE BETA to consummate the transactions contemplated by this Merger Agreement.

18. Conditions to Obligations of BANC ONE and BANC ONE BETA. The obligations of BANC ONE and BANC ONE BETA to effect the Merger are subject, unless waived by BANC ONE, to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of FIRSTIER and its Subsidiaries, taken as a whole, from December 31, 1992 to the Effective Time that has had a Material Adverse Effect.

    (b) FIRSTIER shall not have paid cash dividends from December 31, 1992 to the Effective Time except as permitted under this Merger Agreement.

    (c) All representations by FIRSTIER contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by the Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true at such specified time (provided, however, that the representation of FIRSTIER contained in Section 15(d) shall be true in all material respects as applied to the Balance Sheet of FIRSTIER included in the most recently available quarterly or annual report to FIRSTIER shareholders and/or FIRSTIER's report to the Securities and Exchange Commission on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Date and the reserve for possible loan and lease losses included therein, as though each reference to "December 31, 1992" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Date), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a Material Adverse Effect on FIRSTIER and its Subsidiaries taken as a whole.

    (d) BANC ONE shall have received the opinion of legal counsel (who may be inside counsel) for FIRSTIER, dated as of the Effective Time, substantially to the effect set forth in Exhibit D hereto, together with a copy of the Articles of Incorporation, as amended, of FIRSTIER certified by the Secretary of State of the State of Nebraska and a copy of the charter documents, as amended, of each Subsidiary and, for FIRSTIER and each Subsidiary, Certificates of Good Standing dated as a date not more than 20 days prior to the Effective Time from the Nebraska Secretary, Office of the Comptroller of the Currency or other official, as appropriate.

    (e) FIRSTIER shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (f) The aggregate of (i) the fractional share interests of BANC ONE Common to be paid in cash pursuant to Section 7(e), and (ii) the shares, if any, of BANC ONE Common to which holders of FIRSTIER Common would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANC ONE Common which could be issued as a result of the Merger.

    (g) The holders of all credit agreements on which FIRSTIER or any of the Subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of FIRSTIER by or Merger into another entity a condition of default or acceleration, which default or acceleration would have a Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such provisions.

    (h) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative per share earnings reported by FIRSTIER since December 31, 1992 shall be greater than or equal to the amount calculated by multiplying (x) $0.90 by (y) the number of full calendar quarters which have passed since December 31, 1992 and for which earnings have been reported by FIRSTIER as of such date. As used in this Section, "reported" means reported on FIRSTIER's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with FIRSTIER's financial statements for the years ended December 31, 1992 and 1991, as included in FIRSTIER's reports to the Securities and Exchange Commission on Forms 10-K or FIRSTIER's annual reports to shareholders, subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (i) investment banking expenses, outside legal and accounting fees, or other costs (including without limitation severance, special bonuses and extraordinary restructuring costs) and expenses associated with or resulting from the Merger; (ii) gains or losses on sales of assets outside of the ordinary course of business;
         (iii) any other expenses upon which BANC ONE and FIRSTIER shall mutually agree; and (iv) the effect of any changes in accounting principles required to be adopted by FIRSTIER by any regulatory authority or under generally accepted accounting principles.

    (i) The total number of shares of FIRSTIER Common issued and outstanding together with the total number of shares of FIRSTIER Common related to outstanding and unexercised options related to FIRSTIER Common, not including the option to BANC ONE provided for in Section 21 of this Merger Agreement, shall not be more than 11,915,000 shares.

    (j) FIRSTIER shall have furnished BANC ONE a certificate, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of FIRSTIER and dated as of the Effective Time, certifying as to the form of and adoption of resolutions of the Board and shareholders of FIRSTIER approving the Merger Agreement and the Merger, respectively, and to the effect that the conditions described in Paragraphs (a), (b), (c), (e), (g), (h) and (i) of this Section 18 have been satisfied.

    (k) Coopers & Lybrand shall have issued its written opinion, dated as of the Effective Time, satisfactory, in good faith, to BANC ONE, advising that the transaction herein contemplated may be properly accounted for as a pooling-of-interests; provided, however, that this condition shall be deemed to have been waived by BANC ONE if the inability to obtain such opinion arises out of, or results directly or indirectly from, any action taken by BANC ONE, BANC ONE BETA or any of their respective subsidiaries contrary to that contemplated by this Merger Agreement.

    (l) The Employment Agreement between FIRSTIER and Jack R. McDonnell dated June 20, 1989, as amended, and the Employment Agreement between FIRSTIER and David A. Rismiller dated May 2, 1988 shall each have been terminated as set forth in and on the basis authorized by the Benefits Agreement.

19. Conditions to Obligations of FIRSTIER. The obligations of FIRSTIER to effect the Merger are subject, unless waived by FIRSTIER, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from December 31, 1992 to the Effective Time that has had a Material Adverse Effect.

    (b) All representations by BANC ONE and BANC ONE ALPHA contained in this Merger Agreement shall be true at, or as of, the Effective Time as though such representations were made at and as of said date, except for changes (i) contemplated by this Merger Agreement, (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of BANC ONE contained in Section 13(d) shall be true in all material respects as applied to the Balance Sheet of BANC ONE included in the most recently available quarterly or annual report to BANC ONE's shareholders and/or BANC ONE's report to the Securities and Exchange Commission on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Date and the reserve for possible loan and lease losses included therein, as though each reference to "December 31, 1992" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Date), and (iii) inaccuracies or breaches which do not, individually or in the aggregate, have a Material Adverse Effect on BANC ONE and its subsidiaries taken as a whole.

    (c) FIRSTIER shall have received the opinion of counsel for BANC ONE and BANC ONE BETA, (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in Section 20(b) of this Merger Agreement substantially to the effect of the three last paragraphs of Exhibit E hereto and (ii) on and dated as of the Effective Time substantially to the effect set forth in Exhibit E hereto, together with copies of the Articles of Incorporation of each of BANC ONE and BANC ONE BETA certified by the Secretary of State of the State of Ohio and copies of such other charter documents and Certificates of Good Standing of BANC ONE and BANC ONE BETA dated as of a date not more than 20 days prior to the day of the Effective Time from the Ohio Secretary of State as FIRSTIER shall reasonably require.

    (d) BANC ONE and BANC ONE BETA shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative per share earnings reported by BANC ONE since December 31, 1992 shall be greater than or equal to the amount calculated by multiplying (x) $0.96 by (y) the number of full calendar quarters which have passed since December 31, 1992 and for which earnings have been reported by BANC ONE as of such date, times (z)
         0.9. As used in this Section, "reported" means reported on BANC ONE's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's consolidated financial statements for the years ended December 31, 1992 and 1991, as included in BANC ONE's reports to the Securities and Exchange Commission on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the Securities and Exchange Commission whether or not such adjustments have, as yet, been reported with the effect of any changes in accounting principles required to be adopted by BANC ONE by any regulatory authority or under generally accepted accounting principles, if any, net of related income tax savings and costs, which were reflected in net income for the relevant period(s) added back into or deducted from net income for the relevant period(s).

    (f) FIRSTIER shall have received an opinion from Morgan Stanley & Co. dated as of a date not more than five days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Rate is fair to the holders of FIRSTIER Common and such opinion shall not have been withdrawn prior to the Effective Time.

    (g) BANC ONE shall have furnished FIRSTIER a certificate, signed by the Chairman or President or an Executive Vice President and by the Secretary or Assistant Secretary of BANC ONE and dated as of the Effective Time certifying as to the form of and adoption of the resolution of the Board of BANC ONE approving the Merger Agreement and the Merger, and to the effect that the conditions described in Paragraphs (a), (b), (d), and (e) of this Section 19 have been satisfied as to it.

    (h) The shares of BANC ONE Common to be issued to the holders of FIRSTIER Common shall have been approved for listing on the NYSE.

20. Conditions to Obligations of All Parties. In addition to the provisions of Sections 18 and 19 hereof, the obligations of BANC ONE and FIRSTIER to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify FIRSTIER promptly upon receipt of all necessary governmental approvals. At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

    (b) The registration statement required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the Securities and Exchange Commission, the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the Securities and Exchange Commission shall have been commenced, pending or overtly threatened for such purpose and the BANC ONE Common to be issued in the Merger will be authorized for trading on the NYSE.

    (c) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of FIRSTIER.

    (d) Sullivan & Cromwell shall have issued its written opinion, dated as of the day of the Effective Time, satisfactory to FIRSTIER and BANC ONE, respectively, substantially to the effect set forth in clauses (a) through (e) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

21. Option to Purchase

    Prior to April 21, 1993, FIRSTIER shall grant to BANC ONE an option to purchase shares of FIRSTIER Common in substantially the form of Exhibit F and shall execute and deliver to BANC ONE an option agreement in substantially the form of said Exhibit F.

22. Indemnification.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of FIRSTIER or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party or as a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that, provided that and conditioned upon the Merger becoming effective, BANC ONE shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation, and in the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANC ONE shall promptly pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and (ii) BANC ONE shall use its reasonable best efforts to assist in the vigorous defense of any such matter; provided that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, however, that if BANC ONE brings an action or proceeding against an Indemnified Party, such Indemnified Party shall not be entitled to indemnity under this paragraph for losses, claims, damages, liabilities, costs, expenses, judgments, fines or amounts incurred by such Indemnified Party in connection with such action or proceeding to the extent it is finally adjudicated in such action or proceeding that such losses, claims, damages, liabilities, costs, expenses, judgments, fines or amounts arise out of or relate to the fraud, bad faith and/or reckless disregard of such Indemnified Party. Any Indemnified Party wishing to claim indemnification under this Section 22(a) shall, upon learning of any such claim, action, suit, proceedings or investigation, notify BANC ONE thereof, provided that the failure so to notify shall not affect the obligations of BANC ONE under this Section 22(a) except to the extent such failure materially prejudices it.

    (b) BANC ONE shall insure that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in FIRSTIER's Articles of Incorporation and By-laws or similar governing documents of any of its Subsidiaries, as in effect as of April 1, 1993, or allowed under applicable law as in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (c) BANC ONE shall, as soon as practicable following the Effective Time, enter into agreements with directors and executive officers of FIRSTIER and its Subsidiaries setting forth the indemnification rights provided by BANC ONE to such persons. Except as provided in paragraphs (a) and (b) of this Section 22 and in such indemnification agreements, the directors, officers and employees of FIRSTIER and its Subsidiaries from and after the Effective Time shall be entitled to indemnification rights, having prospective application only, that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally. From and after the Effective Time, the directors, officers and employees of FIRSTIER and its Subsidiaries, except for the indemnification rights set forth in paragraphs (a) and (b) of this Section 22, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Articles of Incorporation, or similar governing documents, of the Surviving Corporation and its subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification rights set forth in agreements between BANC ONE and the directors and executive officers of FIRSTIER and its Subsidiaries. Such agreements, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification rights available in clause (i) above.

    (d)  The obligations of BANC ONE provided under paragraphs (a) and (b) this
         Section 22 are intended to be the joint and several obligations of BANC ONE and the Surviving Corporation and to benefit, and be enforceable against BANC ONE and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and the Surviving Corporation.

    (e) In the event BANC ONE or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 22.

23. Non-Survival of Representations and Warranties. The respective representations and warranties of FIRSTIER, BANC ONE and BANC ONE BETA contained in this Merger Agreement shall not survive the Effective Time.

24. Governing Law. This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Nebraska, except as the laws of the State of Ohio are expressly applicable to the Merger.

25. Assignment. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

26. Satisfaction of Conditions; Termination.

    (a) BANC ONE and BANC ONE BETA agree to use their best efforts to obtain satisfaction of the conditions of this Merger Agreement insofar as they relate to BANC ONE and BANC ONE BETA, and FIRSTIER agrees to use its best efforts to obtain the satisfaction of the conditions of this Merger Agreement insofar as they relate to FIRSTIER, and in each case as soon as possible.

    (b) This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of BANC ONE BETA or by FIRSTIER's shareholders, upon the occurrence of any of the following by written notice from BANC ONE to FIRSTIER (authorized by the Board of Directors of BANC ONE), or by written notice from FIRSTIER to BANC ONE (authorized by the Board of Directors of FIRSTIER), as the case may be:

         (i) If any material condition to the obligations of BANC ONE and/or BANC ONE BETA set forth in Section 18 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE or if any material condition to the obligations of FIRSTIER set forth in Section 19 or 20 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by FIRSTIER, each party's right to terminate under this Section 26 (b)(i) shall relate only to conditions to that party's obligations;

         (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

         (iii) If the Merger shall not have been consummated on or before June 1, 1994.

    (c) In the event that the pre-acquisition investigation and review described in Section 10(o) of this Merger Agreement discloses matters which are either (i) inconsistent in any material respect with any of the representations and warranties of FIRSTIER contained in this Agreement or (ii) in the reasonable judgment of the Board of Directors of BANC ONE, either are (x) of such significance as to materially and adversely affect the financial condition or the results of operations of FIRSTIER and its Subsidiaries on a consolidated basis or (y) deviate materially and adversely from FIRSTIER's audited financial statements for the year ended December 31, 1992, BANC ONE may elect to terminate this Merger Agreement by giving written notice of termination to FIRSTIER within seven days of the conclusion of such pre-acquisition investigation.

    (d) In the event that the BANC ONE Average Price during the Valuation Period (as those terms are defined in Section 7(c) of this Merger Agreement) is less than $52.00 per share, FIRSTIER, by action of its Board of Directors, may elect to terminate this Merger Agreement, whether before or after approval of the Merger by the shareholders of BANC ONE BETA or by FIRSTIER's shareholders, by giving written notice of such election to BANC ONE within two NYSE trading days after such Valuation Period, which notice shall include FIRSTIER's payment to BANC ONE by cashier's or certified check in the amount of $1,000,000 as liquidated damages. Upon receipt of such notice and check, BANC ONE may, at its sole option:

         (i) nullify such election to terminate by returning the check to FIRSTIER and giving written notice to FIRSTIER, within two NYSE trading days of BANC ONE's receipt of FIRSTIER's notice, that it will modify the Exchange Rate, as otherwise set forth in Section 7 of this Agreement, by increasing such Exchange Rate to that number of shares of BANC ONE Common, carried to three decimal places, which when multiplied by the BANC ONE Average Price during the Valuation Period, will equal $52.00 (the "Minimum Price"); or

         (ii) accept such termination by giving written notice to FIRSTIER of such acceptance within two NYSE trading days of BANC ONE's receipt of FIRSTIER's notice. In the event of such acceptance of termination, this Merger Agreement shall be terminated and BANC ONE shall be entitled to negotiate the check for $1,000,000 and retain such sum as liquidated damages.

         If BANC ONE declares a stock dividend or effects a reclassification, recapitalization, split-up, combination or subdivision of its common stock between the date hereof and the "Ex-Dividend Date" (as hereinafter defined) established for the shares being so divided, diluted or otherwise affected which is prior to any portion of the Valuation Period, appropriate adjustment will be made in the Minimum Price. The "Ex-Dividend Date" is that date established by the NYSE for such distributions.

         Notwithstanding the potential that FIRSTIER shall be required to pay liquidated damages to BANC ONE, as set forth in this Section 26(d), a termination resulting from FIRSTIER's election under this Section 26(d) shall otherwise be deemed to have been a termination by mutual consent of the parties.

    (e) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholders of BANC ONE BETA or by FIRSTIER's shareholders) by mutual written consent of FIRSTIER, BANC ONE BETA and BANC ONE authorized by their respective Boards of Directors.

    (f) In the event of termination of this Merger Agreement (i) caused otherwise than by a willful breach of this Merger Agreement by any of the parties hereto, (ii) pursuant to Section 26(c), or (iii) pursuant to Section 26(d), this Merger Agreement shall cease and terminate, the acquisition of FIRSTIER as provided herein shall not be consummated, and none of BANC ONE, BANC ONE BETA nor FIRSTIER shall have any liability to any other party under this Merger Agreement of any nature whatever, except for BANC ONE's obligations related to the printing of the proxy solicitation materials, including any liability for damages, provided, however, that the duties of the parties with respect to confidential information as set forth in Section 10(f) shall survive any such termination. If the Merger is not consummated as the result of termination of this Merger Agreement caused otherwise than by willful breach of a party hereto, BANC ONE, BANC ONE BETA and FIRSTIER each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors.

    (g) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

27. Waivers; Amendments. Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, provided, however, such waiver, if material to FIRSTIER or its shareholders, may be made only following due authorization by the Board of Directors of FIRSTIER. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement, provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of FIRSTIER, BANC ONE BETA and BANC ONE; provided, further, however, that after a favorable vote by the shareholders of FIRSTIER any such action shall be taken by FIRSTIER only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of FIRSTIER and will not require resolicitation of any proxies from such shareholders.

28. Entire Agreement. Subject to the exceptions noted in the next following sentence, this Merger Agreement supersedes any other agreement (other than the Confidentiality Agreement), whether written or oral, that may have been made or entered into by FIRSTIER, BANC ONE BETA and BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of FIRSTIER and/or its Subsidiaries by BANC ONE or BANC ONE BETA. Except for the BANC ONE Disclosure Letter and any attachments thereto, the FIRSTIER Disclosure Letter and any attachments thereto, and the Benefits Agreement addressing benefit plans and policies, this Merger Agreement and the exhibits hereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

29. Captions; Counterparts. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

30. Materiality. Unless the context otherwise requires, any reference in this Merger Agreement to "material" or "materiality" with respect to any party shall be deemed to be with respect to such party and its subsidiaries, taken as a whole.

31. Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail or by hand-delivery in the same manner as herein provided.

(a) If to BANC ONE, to:

         BANC ONE CORPORATION
         Attention of: Chief Executive Officer
         100 East Broad Street
         Columbus, Ohio  43271

    With a copy to:

         BANC ONE CORPORATION
         Attention of: Roman J. Gerber
           General Counsel
         100 East Broad Street
         Columbus, Ohio  43271

    (b)  If to FIRSTIER, to:

         FirsTier Financial Inc.
         Attention of: David A. Rismiller
         1700 Farnam Street
         Omaha, Nebraska  68103-0443

         With a copy to:

         Sullivan & Cromwell
         125 Broad Street
         New York, New York  10004
         Attention of:  H. Rodgin Cohen

    (c)  If to BANC ONE BETA, to:

         BANC ONE BETA CORPORATION
         Attention of: Roman J. Gerber
           Chairman
         100 East Broad Street
         Columbus, Ohio 43271


IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

                                           BANC ONE CORPORATION
ATTEST:

ROMAN J. GERBER                            By: WILLIAM P. BOARDMAN
Roman J. Gerber                                William P. Boardman
Secretary                                      Executive Vice President



                                           FIRSTIER FINANCIAL, INC.
ATTEST:


THOMAS B. FISCHER                          By: DAVID A. RISMILLER
Thomas B. Fischer                              David A. Rismiller
Secretary                                      Chief Executive Officer



                                           BANC ONE BETA CORPORATION
ATTEST:


CHARLES F. ANDREWS                         By: ROMAN J. GERBER
Charles F. Andrews                             Roman J. Gerber
Secretary                                      Chairman



                    EXHIBITS TO AGREEMENT AND PLAN OF MERGER



Exhibit A                                  -   FIRSTIER Subsidiaries List


Exhibit B                                  -   Form of Plan of Merger


Exhibit C                                  -   Form of Undertaking by Affiliates


Exhibit D                                  -   Opinion of Counsel for FIRSTIER


Exhibit E                                  -   Opinion of Counsel for BANC ONE
                                               and BANC ONE BETA


Exhibit F                                  -   Option Agreement

                                                              EXHIBIT A


                           FIRSTIER SUBSIDIARIES LIST

                                                                    Other
                                                               Activities for
                          Incorporated     Activities         Which Regulatory
Name                      Under            Conducted          Approval Obtained

FirsTier Bank, N.A.       --               Banking Services   None
Omaha

FirsTier Bank, N.A.       --               Banking Services   None
Lincoln

FirsTier Bank, N.A.       --               Banking Services   None
Scottsbluff

FirsTier Bank, N.A.       --               Banking Services   None
Norfolk

FirsTier Savings Bank,    --               Banking & Thrift   None
FSB                                        Services

FirsTier Insurance Inc.   Nebraska Law     Credit Related     None
                                           Insurance Services

FirsTier Securities       Nebraska Law     Brokerage Services None

FirsTier Data Services,   Nebraska Law     Data Processing &  None
Inc.                                       Data Transmission

FirsTier Mortgage Co.     Nebraska Law     Mortgage Banking   None

Asset Recovery Co.        Nebraska Law     Collections        None

FirsTier Leasing Co.      Nebraska Law     Leasing Personal   None
                                           Property

Wyoming Trust &           Wyoming Law      Trust Services     None
Management

                                                              EXHIBIT B

                             FORM OF PLAN OF MERGER


This Plan of Merger dated as of April 19, 1993 sets forth certain of the terms relating to the merger (the "Merger") of Banc One Beta Corporation, an Ohio corporation ("BANC ONE BETA") and FIRSTIER FINANCIAL, INC., a Nebraska corporation ("FIRSTIER");

1.  Merger and the Surviving Corporation.

    (a) Subject to the terms and conditions of the Agreement and Plan of Merger dated as of April 19, 1993 (the "Merger Agreement") among FIRSTIER, BANC ONE BETA and BANC ONE CORPORATION, an Ohio corporation ("BANC ONE") and the sole shareholder of BANC ONE BETA, BANC ONE BETA shall be merged with and into FIRSTIER (which shall be the surviving corporation in the Merger) in accordance with provisions of the Nebraska Business Corporation Act (the "Nebraska BCA"). The Merger shall become effective upon the issuance by the Secretary of State of the State of Nebraska of articles of merger with respect thereto. For purposes hereof, the term "Effective Time" shall mean the time when such articles of merger are issued by the Secretary of State of the State of Nebraska, and the term "Surviving Corporation" shall mean FIRSTIER as the corporation surviving the Merger.

    (b) At the Effective Time, by virtue of the Merger, the Surviving Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a corporation organized under the Nebraska BCA, and the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of BANC ONE BETA and FIRSTIER; and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of BANC ONE BETA and FIRSTIER, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either BANC ONE BETA or FIRSTIER shall not revert or be in any way impaired by reason of the Merger, and the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of BANC ONE BETA and FIRSTIER, all with the full effect provided for in the Nebraska BCA.

    (c) The Surviving Corporation shall be governed by the laws of the State of Nebraska. The Articles of Incorporation of FIRSTIER in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of FIRSTIER in effect as of the Effective Time shall be the By-Laws of the Surviving Corporation, except that Article I and Article V of such Articles of Incorporation shall be amended, effective as of the Effective Time, to read in their entirety as follows:

                                       ARTICLE I
                                          Name

         The name of the Corporation is BANC ONE NEBRASKA CORPORATION.

                                       ARTICLE V
                                   Authorized Shares

         The total number of shares which the Corporation shall have authority to issue is 500 shares of Common Stock with par value of $1.00 per share. Each issued and outstanding share of Common Stock will entitle the holder thereof to one vote, except as may otherwise be provided by statute.

    (d) The directors of FIRSTIER in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, until the next annual meeting of shareholders at which their respective successors are elected and qualified in accordance with the By-laws of the Surviving Corporation.

    (e) The officers of FIRSTIER in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in FIRSTIER immediately prior thereto, until their successors are elected or appointed in accordance with the By-laws of the Surviving Corporation and shall have duly qualified.

2.  Conversion of Stock.

    (a)  At the Effective Time:

         (i) Each share of FIRSTIER Common that is issued and outstanding immediately prior to the Effective Time, except for shares of FIRSTIER Common subject to the rights of a dissenting shareholder, if any, shall thereupon and without further action be converted into one share of BANC ONE Common subject, however, to (i) the anti-dilution provisions of Section 2(d) of this Merger Agreement, (ii) provisions set forth in Section 2(c) with respect to fractional shares and (iii) the provisions set forth in Section 2(e) (the "Exchange Rate").

         (ii) The 500 shares of Common Stock of BANC ONE BETA issued and outstanding immediately prior to the Effective Time shall, thereupon and without further notice, continue to be issued and outstanding shares of common stock of the Surviving Corporation.

         (iii) Any shares of FIRSTIER Common held by FIRSTIER as treasury stock immediately prior to the Effective Time shall be cancelled and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of BANC ONE Common.

    (b) FIRSTIER's shareholders of record at the Effective Time, for the shares of FIRSTIER Common then held by them, respectively, shall be allocated and be entitled to receive (upon surrender of certificates formerly representing shares of FIRSTIER Common for cancellation) certificates for shares of BANC ONE Common as shall be equal to the number of shares of FIRSTIER Common outstanding immediately prior to the Effective Time multiplied by the Exchange Rate.

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of FIRSTIER Common shall, upon surrender of the certificate or certificates representing such FIRSTIER Common, be paid cash, without interest, by BANC ONE for such fractional shares, if any, on the basis of the BANC ONE Average Price (as hereinafter defined). The BANC ONE Average Price shall mean the average of the closing prices of BANC ONE Common on the New York Stock Exchange ("NYSE") during the Valuation Period (as hereinafter defined) in The Wall Street Journal for NYSE Composite Transactions. The term "Valuation Period" shall mean the ten consecutive NYSE trading days ending on the sixth NYSE trading day immediately prior to the proposed Effective Time, as designated by BANC ONE.

    (d) If prior to the Effective Time, (i) FIRSTIER shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine FIRSTIER Common or declare a dividend, or make a distribution, on FIRSTIER Common in any security convertible into FIRSTIER Common or
         (ii) BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine BANC ONE Common or declare a dividend, or make a distribution, on BANC ONE Common in any security convertible into BANC ONE Common, appropriate adjustment or adjustments will be made in the Exchange Rate. If, prior to the Effective Time, BANC ONE shall declare an extraordinary or special cash dividend (which shall not include BANC ONE's quarterly cash dividend) or a dividend other than a stock dividend or other distribution for which an adjustment is made in the Exchange Rate pursuant to clause (ii) of the preceding sentence, then, to the extent such dividend is not paid or payable by BANC ONE to the holders of FIRSTIER Common as of the Effective Time, the Exchange Rate shall be adjusted (the "Adjusted Exchange Rate") to be equal to the quotient of
         (x) the Exchange Rate (as adjusted pursuant to the first sentence of this Section (d) as of the date of such calculation, if such adjustment is applicable) multiplied by the average of the daily reported closing prices of BANC ONE Common as reported on the NYSE for the ten trading days prior to the day of the announcement of such dividend by BANC ONE (the "announcement date"), divided by (y) the average of the daily reported closing prices of BANC ONE Common as reported on the NYSE for the ten trading days after the announcement date.

    (e) In the event that the BANC ONE Average Price during the Valuation Period (as those terms are defined in this Plan of Merger) is less than $52.00 per share, FIRSTIER, by action of its Board of Directors, may elect to terminate this Plan of Merger, whether before or after approval of the Merger by the shareholders of BANC ONE BETA or by FIRSTIER's shareholders, by giving written notice of such election to BANC ONE within two NYSE trading days after such Valuation Period, which notice shall include FIRSTIER's payment to BANC ONE by cashier's or certified check in the amount of $1,000,000 as liquidated damages. Upon receipt of such notice and check, BANC ONE may, at its sole option:

         (i) nullify such election to terminate by returning the check to FIRSTIER and giving written notice to FIRSTIER, within two NYSE trading days of BANC ONE's receipt of FIRSTIER's notice, that it will modify the Exchange Rate, as otherwise set forth in this Plan of Merger, by increasing such Exchange Rate to that number of shares of BANC ONE Common, carried to three decimal places, which when multiplied by the BANC ONE Average Price during the Valuation Period, will equal $52.00 (the "Minimum Price"); or

         (ii) accept such termination by giving written notice to FIRSTIER of such acceptance within two NYSE trading days of BANC ONE's receipt of FIRSTIER's notice. In the event of such acceptance of termination, this Plan of Merger shall be terminated and BANC ONE shall be entitled to negotiate the check for $1,000,000 and retain such sum as liquidated damages.

         If BANC ONE declares a stock dividend or effects a reclassification, recapitalization, split-up, combination or subdivision of its common stock between the date hereof and the "Ex-Dividend Date" (as hereinafter defined) established for the shares being so divided, diluted or otherwise affected which is prior to any portion of the Valuation Period, appropriate adjustment will be made in the Minimum Price. The "Ex-Dividend Date" is that date established by the NYSE for such distributions.

         Notwithstanding the potential that FIRSTIER shall be required to pay liquidated damages to BANC ONE, as set forth in this Section 2(e), a termination resulting from FIRSTIER's election under this Section 2(e) shall otherwise be deemed to have been a termination by mutual consent of the parties.

3. Dissenting Shareholders. If any shareholders of FIRSTIER Common who do not vote their shares in favor of the Merger are entitled to dissenters' rights under the Nebraska BCA, and if any such shareholders perfect applicable dissenters' rights, if any, such shareholders will be entitled to dissenters or appraisal rights, if any, under the Nebraska BCA.

4.  Surrender of Certificates.

    (a) Prior to the Effective Time, BANC ONE shall appoint BANK ONE, INDIANAPOLIS, N.A. to act as exchange agent in respect of the Merger (said bank, in its capacity as such exchange agent, being hereinafter called the "Exchange Agent").

    (b) Promptly following the Effective Time, BANC ONE shall provide to Exchange Agent shares of BANC ONE Common and funds necessary to pay for the shares of FIRSTIER Common pursuant to Section 2.

    (c) As soon as practicable after the Effective Time, and subject to the provisions set forth above relating to fractional shares, BANC ONE will, or will cause BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE to, distribute to the former holders of FIRSTIER Common (or their respective designees) in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of FIRSTIER Common, the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing FIRSTIER Common (other than certificates representing shares of FIRSTIER Common subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common into which such shares have been converted pursuant to the Exchange Rate except, however, that, until such surrender of a holder's certificate or certificates formerly representing shares of FIRSTIER Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time, to the extent not previously paid to such person, on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. For a period of ninety (90) days following the Effective Time, former shareholders of FIRSTIER shall be entitled to vote at any meeting of BANC ONE shareholders the number of whole shares of BANC ONE Common into which their respective shares of FIRSTIER Common are converted, regardless of whether such holders have exchanged their certificates representing such FIRSTIER Common for certificates representing BANC ONE Common in accordance with this subparagraph (d). In addition, after the Effective Time the holders of certificates formerly representing shares of FIRSTIER Common shall cease to have rights with respect to such shares (except such rights, if any, as holders of certificates representing FIRSTIER Common may have as dissenting shareholders, if any), and, except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common in accordance herewith.

         Certificates formerly representing shares of FIRSTIER Common surrendered for cancellation by each shareholder entitled to exchange shares of FIRSTIER Common for shares of BANC ONE Common by reason of the Merger shall be accompanied by such appropriate, executed letter of transmittal as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of FIRSTIER Common for surrender (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common (and any fractional share payment) which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of FIRSTIER Common.

         As soon as practicable after the Effective Time, and subject to the provisions of Section 2 relating to fractional shares, BANC ONE, or BANK ONE, INDIANAPOLIS, N.A., as Exchange Agent for BANC ONE, will distribute to the former holders of FIRSTIER Common, in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of FIRSTIER Common, the certificate(s) for shares of BANC ONE Common in accordance with the Common Exchange Rate. Each certificate formerly representing FIRSTIER Common (other than certificates representing shares of FIRSTIER Common subject to the rights of dissenting shareholders, if any) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing shares of FIRSTIER Common, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing shares of FIRSTIER Common shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders, if any), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common and cash for fractional shares in accordance with this Merger Agreement.

         Certificates representing shares of FIRSTIER Common surrendered for cancellation by each shareholder entitled to exchange shares of FIRSTIER Common for shares of BANC ONE Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANC ONE may reasonably require; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing shares of FIRSTIER Common for transfer (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate of FIRSTIER Common.

EXHIBIT C

                      (FORM OF UNDERTAKING BY AFFILIATES)

                            UNDERTAKING OF AFFILIATE

                                              , 199


In consideration and anticipation of the receipt by the undersigned of Common Stock of BANC ONE CORPORATION ("BANC ONE") upon consummation of a proposed merger (the "Merger") of FIRSTIER FINANCIAL, INC. ("FIRSTIER") and BANC ONE BETA CORPORATION, a subsidiary of BANC ONE, pursuant to the terms of a certain Agreement and Plan of Merger dated as of April 19, 1993, (the "Merger Agreement"), and in view of the fact that the undersigned has, pursuant to the Merger Agreement, been identified as a possible "affiliate" of FIRSTIER within the meaning of Rules 144 and 145 ("Rule 144" and "Rule 145," respectively), as amended, of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"), the undersigned (the "Affiliate") represents and undertakes as follows:

The Affiliate shall not offer, sell or otherwise dispose of or transfer any of the shares of the Common Stock of BANC ONE to be received by him upon consummation of the Merger, including shares of BANC ONE Common Stock acquired by the Affiliate within the two year period following the Merger as a result of the Affiliate's exercise of options on BANC ONE Common Stock acquired in substitution for unexercised options on FIRSTIER Common Stock, (the "Shares"), except the Affiliate may offer, sell or transfer the Shares (1) in a manner and to the extent permitted by the applicable provisions of Rule 145, (2) pursuant to an effective registration statement relating to the Shares under the 1933 Act, or (3) in a transaction which, in the opinion of counsel for the Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to BANC ONE, is exempt from the registration requirements of the 1933 Act.

BANC ONE's transfer agents may be given appropriate instructions prohibiting transfer of the Shares unless these provisions are complied with and the certificate(s) for the Shares may bear a restrictive legend in substantially the following form:

    The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "1933 Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) a registration statement then in effect under the 1933 Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of said Rule 145 reasonably satisfactory to it or (iii) a transaction which, in the opinion of counsel for the Affiliate or as described in a 'no action' or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to the issuer, is exempt from the registration requirements of the 1933 Act. The restrictions of this paragraph shall become null and void and this paragraph shall have no effect on and
    after                .

The undersigned undertakes to take such action as shall be necessary to cause the Shares to be received by the undersigned to be registered in a manner that will allow for the placement of a restrictive legend on the certificate(s) representing such Shares.

The undersigned further undertakes that, if it is necessary in order to preserve pooling-of-interests accounting treatment, none of the Shares to be received by the undersigned, directly or indirectly, will be sold or otherwise disposed of during a period of time beginning with the effective date of the Merger and ending with a date upon which financial results of at least 30 days of post-merger combined operations have been first published by BANC ONE in accordance with SEC Accounting Series Release No. 130 as amended by Release No. 135, provided that BANC ONE hereby agrees that such financial results will be published not later than four months from the Merger.

I hereby acknowledge that pursuant to the provisions of Rules 144 and 145 certain other persons or entities related to me are, or may be, subject to the foregoing restrictions on the resale of BANC ONE Common Stock received by them pursuant to the Merger, which persons include (i) any of my relatives or my spouse, or any relative of my spouse, who has the same home as me; (ii) any trust or estate in which I or any of the persons specified in the preceding clause collectively own ten percent (10%) or more of the total beneficial interest, or of which I or any of such persons serve as trustee, executor, or in any similar capacity; and (iii) any corporation or other organization (other than BANC ONE or any of its affiliates) in which I or any of the persons specified above are the beneficial owners, collectively, of ten percent (10%) or more of the equity interest therein. I hereby further acknowledge that I have advised any and all of such persons that they are, or may be, subject to the provisions of said Rules 144 and 145, and I hereby represent that I will use my reasonable best efforts to ensure that such persons comply with the provisions of this letter and Rules 144 and 145, as applicable, upon the resale of any Common Stock of BANC ONE.

IN WITNESS WHEREOF, the Affiliate has made this undertaking as of the day and year first above written.




EXHIBIT D

(OPINION OF COUNSEL FOR FIRSTIER)



             , 199


BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43271


Gentlemen:

I am general counsel to FIRSTIER FINANCIAL, INC., a Nebraska corporation and a registered bank holding company ("FIRSTIER"), and have acted as counsel for FIRSTIER in connection with the merger (the "Merger") of FIRSTIER with and into BANC ONE BETA CORPORATION ("BANC ONE BETA"), a Nebraska corporation and a wholly-owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), pursuant to which each of the issued and outstanding shares of FIRSTIER's Common Stock will be converted into shares of BANC ONE Common Stock. The Merger is to be consummated pursuant to the terms of an Agreement and Plan of Merger dated as of April 19, 1993 ("Merger Agreement"), between BANC ONE BETA and FIRSTIER and joined in by BANC ONE. This opinion is furnished to you pursuant to Section 18(d) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the State of Nebraska and the Federal Laws of the United States generally.

Based upon and subject to the foregoing, I am of the opinion that:

1.  The Merger Agreement is enforceable against FIRSTIER.

2. Except as set forth in the FIRSTIER Disclosure Letter, the execution and delivery by FIRSTIER of, and the performance by FIRSTIER of its agreements in, the Merger Agreement do not (a) violate the Constituent Documents of FIRSTIER; (b) violate applicable provisions of statutory law or regulation;
    (c) breach or otherwise violate any existing obligation of FIRSTIER under any Court Orders of which we have knowledge; or (d) breach, or result in a default under, any obligation of FIRSTIER under an Other Agreement of which I have actual knowledge.


The General Qualifications apply to each of the opinions set forth above.

I am rendering this opinion solely for the benefit of BANC ONE and BANC ONE BETA in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person, or quoted or filed with any regulatory agency without our prior approval.

Very truly yours,





EXHIBIT E

(OPINION OF COUNSEL FOR BANC ONE CORPORATION AND
BANC ONE BETA CORPORATION)



               , 199





FIRSTIER FINANCIAL, Inc.
1700 Farnam Street
Omaha, Nebraska  68103-0443

Attention:  Chairman


Gentlemen:

I am counsel for BANC ONE CORPORATION, an Ohio corporation and a registered bank holding company ("BANC ONE") and BANC ONE BETA CORPORATION ("BANC ONE BETA"), an Ohio corporation and wholly owned subsidiary of BANC ONE, and have acted as counsel for BANC ONE and BANC ONE BETA in connection with the merger (the "Merger") of FIRSTIER FINANCIAL INC. ("FIRSTIER") and BANC ONE BETA pursuant to which each of the issued and outstanding shares of FIRSTIER Common will be converted into shares of BANC ONE Common. Such Merger is to be consummated pursuant to the terms of an Agreement and Plan of Merger dated as of April 19, 1993 ("Merger Agreement") between FIRSTIER and BANC ONE BETA and joined in by BANC ONE. This opinion is furnished to you pursuant to Section 19(c) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the laws of the State of Ohio and the Federal Laws of the United States generally.

Based upon and subject to the foregoing, I am of the opinion that:

1.  The Merger Agreement is enforceable against BANC ONE.

2.  The Merger Agreement is enforceable against BANC ONE BETA.

3. Except as set forth in the BANC ONE Disclosure Letter, the execution and delivery by BANC ONE and BANC ONE BETA of, and the performance by BANC ONE and BANC ONE BETA of their agreements in, the Merger Agreement do not (a) violate the Constituent Documents of BANC ONE and BANC ONE BETA; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of BANC ONE and BANC ONE BETA under any Court Orders of which I am aware; or (d) breach, or result in a default under, any obligation of BANC ONE or BANC ONE BETA under an Other Agreement of which I am aware.


I hereby confirm to you, pursuant to the requirements of Section 13(e) of the Merger Agreement, that there are no actions or proceedings against BANC ONE or any of its subsidiaries, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Merger Agreement or (ii) come within the standard established in the Merger Agreement for disclosure.

I have participated in the preparation of the Registration Statement on Form
S-4 (or other appropriate registration statement form) (No.             ) of
BANC ONE ("Registration Statement"), and in rendering this opinion have limited my review of the facts concerning the Registration Statement to discussions with and inquiry of Directors, officers and employees of BANC ONE, and Coopers & Lybrand, the independent accountants who examined certain of the financial statements of BANC ONE included in the Registration Statement, and based thereon and subject to the General Qualifications, I am of the opinion that such Registration Statement, and the Prospectus included in the Registration Statement (except as to financial statements, other financial data and any information concerning FIRSTIER included therein, as to which I express no opinion) at the time the Registration Statement became effective under the Securities Act of 1933 (the "1933 Act") complied as to form in all material respects with the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder.

I confirm that the Registration Statement has become effective under the 1933 Act, and to the best of my Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.

I have not checked the accuracy or completeness of, or otherwise verified, any statement of fact contained in the Registration Statement and Prospectus.
Based on the participations, discussions and inquiries described above, however, I have no reason to believe that the Registration Statement (except as to financial statements, other financial data and any information concerning FIRSTIER included therein, as to which no view is expressed) at the time it became effective and as of the date of this letter contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or that the Prospectus (except as to financial statements, other financial data and any information concerning FIRSTIER included therein, as to which no view is expressed) at such times contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that since the effective date of the Registration Statement, any event has occurred which should have been set forth in an amendment or supplement to the Registration Statement or the Prospectus which has not been set forth in such an amendment or supplement.

The General Qualifications apply to all of the opinions set forth above.

I am rendering this opinion solely for the benefit of FIRSTIER in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person.

Very truly yours,





EXHIBIT F

                                Option Agreement


Option Agreement, dated as of April 20, 1993 (this "Agreement"), by and between FirsTier Financial, Inc., a corporation organized under the laws of the State of Nebraska ("FIRSTIER") and BANC ONE CORPORATION, a corporation organized under the laws of the State of Ohio ("BANC ONE").

                             W I T N E S S E T H :

    WHEREAS, FIRSTIER and Banc One Beta Corporation, an Ohio corporation and a wholly owned subsidiary of BANC ONE ("BANC ONE BETA"), together with BANC ONE, have executed an Agreement and Plan of Merger dated April 19, 1993 (the "Merger Agreement") providing for the merger of BANC ONE BETA with and into FIRSTIER pursuant to which BANC ONE will acquire FIRSTIER as the surviving corporation;

    WHEREAS, Section 21 of the Merger Agreement provides that FIRSTIER will execute and deliver an Option Agreement, substantially in the form of this Agreement, to BANC ONE prior to April 21, 1993;

    NOW THEREFORE, in consideration of said Merger Agreement and their mutual promises and obligations, the parties hereto adopt and make this Agreement as follows:

1. FIRSTIER hereby grants to BANC ONE an irrevocable option (the "Option") to purchase at the closing trade price of a share of the Common Stock, par value of $5.00 per share, of FIRSTIER ("FIRSTIER Common"), on April 19, 1993, as reported on the National Association of Securities Dealers Automated Quotation System National Market System, per share (the "Per Share Price") in cash up to 2,281,000 authorized but unissued shares of FIRSTIER Common (the "Optioned Shares"). The Option shall expire (such event being referred to herein as the "Option Termination Event") if not exercised as permitted under this Agreement prior to the earlier of (i) at the time the merger of BANC ONE BETA into FIRSTIER becomes effective as set forth and defined in Section 4 of the Merger Agreement (the "Effective Time"), (ii) BANC ONE or FIRSTIER receiving written notice from the Board of Governors of the Federal Reserve System (the "Board") or its staff to the effect that the exercise of the Option pursuant to the terms of this Agreement is not consistent with Section 3 of the Bank Holding Company Act of 1956, as amended, (iii) termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 of the Merger Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event (as hereinafter defined), (iv) the first business day after the three hundred and sixty-fifth calendar day following termination of the Merger Agreement by BANC ONE in accordance with the provisions of Section 26 thereof, if such termination follows the occurrence of an Initial Triggering Event, provided that the Option shall in all events expire not later than 18 months after such Initial Triggering Event, (v) termination of the Merger Agreement by FIRSTIER in accordance with the provisions of
    Section 26 thereof, or (vi) termination of the Merger Agreement by mutual consent of BANC ONE and FIRSTIER. If, in the case of (iv), the Option is otherwise exercisable but cannot be exercised on such day solely because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the twentieth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

2. Provided that (i) no preliminary or permanent injunction or other order issued by any Federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect and (ii) any such exercise shall otherwise be subject to compliance with applicable law, BANC ONE may exercise the Option in whole or in part at any time or from time to time after the occurrence of both an Initial Triggering Event and a Purchase Event (as defined in Section 4 of this Agreement) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event. In the event that BANC ONE wishes to exercise the Option, BANC ONE shall give written notice of such exercise (the date of such notice being herein called the "Notice Date") within 30 days following such Purchase Event to FIRSTIER specifying the number of Optioned Shares it will purchase pursuant to such exercise and a place and date for the closing of such purchase which date shall be within 60 days of the Purchase Event, subject to reasonable extentions in order for BANC ONE to obtain required regulatory approvals.

3. At any closing of the exercise of the Option, (i) BANC ONE will make payment to FIRSTIER of the aggregate price for the Optioned Shares in immediately available funds, in an amount equal to the product of the Per Share Price multiplied by the number of Optioned Shares being purchased at such closing and (ii) FIRSTIER will deliver to BANC ONE a duly executed certificate or certificates representing the number of Optioned Shares so purchased, registered in the name of BANC ONE or its nominee in the denominations designated by BANC ONE in its notice of exercise. If counsel for FIRSTIER and BANC ONE agree that such shares are "restricted shares" under federal and/or state securities laws, certificates for such shares shall bear a legend to that effect.

4. For purposes of this Agreement, an "Initial Triggering Event" shall have occurred at such time as one of the following events shall have occurred and BANC ONE shall have determined in good faith (and shall have notified FIRSTIER in writing of such determination) that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the term of this Merger Agreement is jeopardized: (i) any person as defined in Sections 3(a)(9) or 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have commenced a bona fide offer to purchase shares of FIRSTIER Common such that, upon consummation of said offer, such person would own or control 10% or more of the outstanding shares of FIRSTIER Common, or shall have entered into an agreement with FIRSTIER, or shall have filed an application or notice with the Board or any other federal or state regulatory agency for clearance or approval, to (A) merge or consolidate or enter into any similar transaction, with FIRSTIER, (B) purchase, lease or otherwise acquire all or substantially all of the assets of FIRSTIER or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of FIRSTIER; (ii) any person (other than BANC ONE, BANC ONE BETA, any BANC ONE subsidiary or affiliate, any subsidiary of FIRSTIER ("FIRSTIER Subsidiary") in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of FIRSTIER Common (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act); (iii) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) shall have made a bona fide proposal to FIRSTIER after the date of the Merger Agreement by public announcement or written communication that is the subject of public disclosure or regulatory report or filing to (A) acquire FIRSTIER by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in clause
    (i), above; (iv) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the 1934 Act in opposition to approval of the Merger Agreement by FIRSTIER's shareholders; (v) or FIRSTIER shall have willfully breached any provision of the Merger Agreement, which breach would entitle BANC ONE to terminate the Merger Agreement and such breach shall not have been cured pursuant to the terms of the Merger Agreement. For purposes of this Agreement, a "Purchase Event" shall have occurred at such time as (i) any person (other than BANC ONE or any BANC ONE subsidiary or affiliate) acquires beneficial ownership of 50% or more of the then-outstanding shares of FIRSTIER Common, or (ii) FIRSTIER enters into an agreement with another person (other than BANC ONE or any BANC ONE subsidiary) pursuant to which such person is entitled to acquire 50% or more of the then-outstanding shares of FIRSTIER Common.

5. If between the date of the Merger Agreement and the Effective Time, the shares of FIRSTIER Common shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of Optioned Shares and the Per Share Price shall be adjusted appropriately so as to restore BANC ONE to its rights hereunder, including, without limitation, its right to purchase shares representing ownership of 19.9% of the voting power of the capital stock of FIRSTIER (in addition to shares of FIRSTIER Common acquired other than pursuant to any exercise of the Option) at an adjusted per share purchase price equal to the Per Share Price multiplied by a fraction, the numerator of which shall be equal to the number of shares of FIRSTIER Common purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of FIRSTIER Common purchasable after the adjustment; provided, however, that nothing in this Option shall be construed as permitting FIRSTIER to take any action or enter into any transaction prohibited by this Agreement.

6. FIRSTIER shall, if requested by BANC ONE, as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933, as amended, if necessary in order to permit the sale or other disposition of the shares of FIRSTIER Common that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by BANC ONE. BANC ONE shall provide all information reasonably requested by FIRSTIER for inclusion in any registration statement to be filed hereunder. FIRSTIER will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of two hundred and seventy calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 6 shall be at FIRSTIER's expense except for all agency fees and commissions and underwriting discounts and commissions attributable to the sale of such securities, which amounts shall be borne by BANC ONE. In no event shall FIRSTIER be required to effect more than one registration hereunder regardless of the number of assignees. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required if FIRSTIER determines that any such filing or the offering of any such shares of FIRSTIER Common would (i) impede, delay or otherwise interfere with any financing, offer or sale of FIRSTIER Common or any other securities of FIRSTIER, or (ii) require disclosure of material information which, if disclosed at that time, would be materially harmful to the interests of FIRSTIER and its shareholders. If requested by BANC ONE in connection with any such registration, FIRSTIER will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from BANC ONE or an assignee thereof under this Section 6, FIRSTIER agrees to send a copy thereof to BANC ONE and to any assignee thereof known to FIRSTIER, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

7. Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service. If notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail or by hand-delivery in the same manner as herein provided.

    (a) If to BANC ONE, to:

        BANC ONE CORPORATION
        Attention of:   Chief Executive Officer
        100 East Broad Street
        Columbus, Ohio  43271

        With a copy to:

        BANC ONE CORPORATION
        Attention of:   Roman J. Gerber
                        General Counsel
        100 East Broad Street
        Columbus, Ohio  43271

    (b) If to FIRSTIER, to:

        FirsTier Financial Inc.
        Attention of:   David A. Rismiller
        1700 Farnam Street
        Omaha, Nebraska  68103-0443

        With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York  10004
        Attention of:  H. Rodgin Cohen


IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

                                           BANC ONE CORPORATION
ATTEST:

                                           By:





                                           FIRSTIER FINANCIAL, INC.
ATTEST:


                                           By:
Thomas E. Fischer                              David A. Rismiller
Secretary                                      Chairman